ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement is entered into as of October 13, 2011 by and among World Energy Solutions, Inc., a Delaware corporation (the “Buyer”), Northeast Energy Solutions, LLC, a Connecticut limited liability company (the “Seller”), and Robert Boissonneault, Michael Santangelo, and Richard Galipeau, being all of the members of the Seller (the “Members,” and together with the Seller, the “Selling Parties”).
This Agreement contemplates a transaction in which the Buyer will purchase substantially all of the assets and assume specified liabilities of the Seller.
Upon and subject to the terms and conditions of this Agreement, and in consideration of the representations, warranties and covenants contained in this Agreement, the Parties agree as follows (capitalized terms used in this Agreement will have the meanings ascribed to them in Article IX):
ARTICLE I
THE ASSET PURCHASE
1.1 Purchase and Sale of Assets.
(a) The Buyer will purchase from the Seller, and the Seller will sell, transfer, assign and deliver to the Buyer all of its right, title and interest in, to, and under the Acquired Assets, for the consideration specified in Section 1.3.
(b) The Acquired Assets will not include the Excluded Assets (including those assets listed on Schedule 1.1(b).
1.2 Assumption of Liabilities.
(a) The Buyer will assume and become responsible for, from and after the Closing, only the Assumed Liabilities.
(b) The Buyer will not assume or become responsible for, and the Seller will remain liable for, the Retained Liabilities.
(c) Immediately prior to the Closing, Seller will pay and satisfy in full all types of liabilities of Seller, except for the Retained Liabilities, including those shown on the Most Recent Balance Sheet, provided that the amounts paid will be the amounts of such liabilities as of the date of payment.
1.3 Purchase Price. The Purchase Price to be paid by the Buyer for the Acquired Assets at the Closing will be $4,754,131.39, payable as follows:
(a) $1,004,131.39, will be paid at Closing by wire transfer ($653,570.76 to be wired per Seller’s instructions and $350,560.63 to be wired directly to Liberty Bank for the purpose of paying Seller’s outstanding loan amount).

(b) $3,000,000 will be paid by a promissory note of the Buyer in substantially the form attached as Exhibit C (the “Promissory Note”).
(c) the equivalent of $250,000 in Shares will be issued to the Members at, or within three days following, the Closing, $150,000 of which shall be as consideration for their respective Non-solicitation and Non-competition covenants set forth in Sections 6.2 and 6.3 hereof. The number of Shares shall be determined by the total dollar amount divided by the share price. The Share price shall be determined based on the volume weighted average price of XWES common stock on the NASDAQ Capital Market for the thirty (30) consecutive trading days immediately preceding the Closing Date.
Notwithstanding the foregoing, up to an additional $500,000 will be paid to Seller in accordance with the terms of Section 1.6 below.
1.4 The Closing.
(a) The Closing will take place remotely commencing at 9:00 a.m. Eastern Daylight Savings Time on the Closing Date. All transactions at the Closing will be deemed to take place simultaneously, and no transaction will be deemed to have been completed and no documents or certificates will be deemed to have been delivered until all other transactions are completed and all other documents and certificates are delivered.
(b) At the Closing:
(i) the Seller will deliver to the Buyer the various certificates, instruments and documents referred to in Section 5.1;
(ii) the Buyer will deliver to the Seller the various certificates, instruments and documents referred to in Section 5.2;
(iii) the Seller will execute and deliver to the Buyer a bill of sale substantially in the form of the bill of sale attached as Exhibit A, and such other instruments of conveyance (such as assigned certificates or documents of title) as the Buyer may reasonably request in order to effect the sale, transfer, and assignment to the Buyer of valid ownership of the Acquired Assets;
(iv) the Buyer will execute and deliver to the Seller an assignment and assumption agreement substantially in the form of the agreement attached as Exhibit B and such other instruments as the Seller may reasonably request in order to effect the assumption by the Buyer of the Assumed Liabilities;
(v) the Buyer will pay the cash portion of the Purchase Price to the Seller, payable by wire transfer or other delivery of immediately available funds to an account designated by the Seller;
(vi) the Buyer will pay the Share portion of the Purchase Price by delivery of stock certificates representing the Shares; and

(vii) the Buyer will execute and deliver to the Seller the Promissory Note.
1.5 Allocation. The Buyer and the Seller agree to allocate the Purchase Price (and all other capitalizable costs) among the Acquired Assets and the non-solicitation and non-competition covenants set forth in Sections 6.2 and 6.3 for all purposes (including financial accounting and tax purposes) in accordance with the allocation schedule attached as Schedule 1.5. Buyer and Seller agree to use the allocations determined pursuant to this Section 1.5 for all tax purposes, including without limitation, those matters subject to Section 1060 of the Code, and the Treasury regulations promulgated thereunder. Buyer and Seller will prepare and submit to the other for review their IRS Forms 8594 within ninety (90) days after the Closing. Each party will have thirty (30) days to complete its review.
1.6 Earnout.
(a) 2011 Earnout. If Buyer is approved prior to December 31, 2011 as an authorized vendor for the Small Business Energy Advantage program of Connecticut Light & Power in 2011 (by virtue of Buyer’s actions, by virtue of Seller’s actions, or for any reason whatsoever) then Buyer shall pay Seller an additional $250,000 on or before January 15, 2012.
(b) 2012 Earnout. The Seller will be paid for achieving certain revenue and net income milestones based on the following:

	Earnout for 2012 Revenue	Earnout for 2012 Net Income
Achievement of target	Achievement of $5,400,000	Achievement of $807,000
0 — 89.9%	$0	$0
90 — 94.9%	$62,500	$62,500
95 — 99.9%	$93,750	$93,750
100%+	$125,000	$125,000
In such event, payment shall be made on or before March 31, 2013.
Upon attainment of the 2011 and/or 2012 earnout goals, the Seller may elect at its option to receive payment in the form of cash or Shares. The number of Shares shall be determined by the dollar amount divided by Share price. Share price shall be determined based on the volume weighted average price of XWES common stock on the NASDAQ Capital Market for the thirty (30) consecutive trading days immediately preceding the closing date and at time of earnout becomes due.
1.7 Further Assurances. At any time and from time to time after the Closing, at the request of the Buyer and without further consideration, the Selling Parties will execute and deliver such other instruments of sale, transfer, conveyance and assignment and take such actions as the Buyer may reasonably request to more effectively transfer, convey and assign to the Buyer, and to confirm the Buyer’s rights to, title in and ownership of, the Acquired Assets and to place the Buyer in actual possession and operating control of the Acquired Assets.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE SELLING PARTIES
The Selling Parties jointly and severally represent and warrant to the Buyer that, except as set forth in the Disclosure Schedule, the statements contained in this Article II are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date). The Disclosure Schedule will be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article II. The disclosures in any section or subsection of the Disclosure Schedule will qualify only the corresponding section or subsection in this Article II.
2.1 Organization, Qualification and Corporate Power. The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Connecticut. The Seller is duly qualified to conduct business and is in good standing (including tax good standing) under the laws of each jurisdiction listed in Section 2.1 of the Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the nature of the Seller’s businesses or the ownership or leasing of its properties requires such qualification. The Seller has all requisite power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Seller has furnished to the Buyer complete and accurate copies of its organizational and operating documents and agreements (including its limited liability company operating agreement) and the Seller is not in default under or in violation of any provision of any such document or agreement. The operating agreement provided to the Buyer is the only instrument setting forth (i) the rights, preferences and privileges of the members (including all holders of equity or profits interests) of the Seller with respect to the Seller and/or among such members, and (ii) matters relating to the operation and governance of the Seller.
2.2 Members and Membership Interests. The Members constitute all of the members of the Seller, and Section 2.2 of the Disclosure Schedule sets forth their respective membership interests in the Seller. There are no options, warrants or other instruments giving any party the right to acquire any interest in the Seller. There are no outstanding agreements or commitments to which the Seller is a party or which are binding upon the Seller providing for the redemption of any of its membership interests.
2.3 Authorization of Transaction.
(a) The Seller has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations under this Agreement and thereunder. The execution and delivery by the Seller of this Agreement and the Ancillary Agreements, the performance by the Seller of this Agreement and the Ancillary Agreements and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of the Seller and its members.

(b) This Agreement has been duly and validly executed and delivered by the Selling Parties and constitutes, and each of the Ancillary Agreements, upon its execution and delivery by the Selling Parties who are party thereto, will constitute, a valid and binding obligation of the Selling Parties who are party thereto, enforceable in accordance with its terms.
2.4 Noncontravention. Neither the execution and delivery by the Selling Parties of this Agreement or the Ancillary Agreements to which they are party, nor the consummation by the Selling Parties of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the organizational and operational documents and agreement of the Seller (including its limited liability company operating agreement), (b) require on the part of the Seller any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) except for obligations to be satisfied by Seller at Closing, conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Seller is a party or by which the Seller is bound or to which any of their respective assets is subject, (d) result in the imposition of any Security Interest upon any assets of the Seller or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Seller or any of its properties or assets.
2.5 Subsidiaries. The Seller has no Subsidiaries. The Seller does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity.
2.6 Financial Statements. The Seller has provided to the Buyer the Financial Statements. The Financial Statements fairly present the consolidated financial position of the Seller as of the dates thereof and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of the Seller, except that the unaudited interim financial statements are subject to normal and recurring year-end adjustments which will not be material in amount or effect and do not include footnotes.
2.7 Absence of Certain Changes. Since December 31, 2010, except as set forth on Section 2.7 of the Disclosure Schedule there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Seller Material Adverse Effect.
2.8 Undisclosed Liabilities. The Seller has no liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Most Recent Balance Sheet, (b) liabilities which have arisen since the Most Recent Balance Sheet Date in the Ordinary Course of Business and which are reflected on the Disclosure Schedule, and (c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet.
2.9 Tax Matters.

(a) The Seller has properly filed on a timely basis all material Tax Returns that it is and was required to file, and, all such Tax Returns were true, correct and complete in all material respects. The Seller has properly paid on a timely basis all material Taxes that were due and payable, as shown on its Tax Returns. All material Taxes that the Seller is or was required by law to withhold or collect have been withheld or collected and, to the extent required, have been properly paid on a timely basis to the appropriate Governmental Entity. The Seller has complied with all information reporting and back-up withholding requirements in all material respects, including maintenance of the required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor or other third party.
(b) The unpaid Taxes of the Seller for periods through the date of the Most Recent Balance Sheet Date do not materially exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent Balance Sheet. All Taxes attributable to the period from and after the Most Recent Balance Sheet Date and continuing through the Closing Date are, or will be, attributable to the conduct by the Seller of its operations in the Ordinary Course of Business.
(c) No examination or audit of any Tax Return of the Seller by any Governmental Entity is currently in progress or, to the knowledge of the Seller, threatened or contemplated. Section 2.9(c) of the Disclosure Schedule sets forth each jurisdiction (other than United States federal) in which the Seller files, or is required to file or has been required to file a material Tax Return or is or has been liable for material Taxes on a “nexus” basis. The Seller has not been informed by any jurisdiction that the jurisdiction believes that the Seller was required to file any Tax Return that was not filed.
(d) The Seller is, and has been since its inception, a limited liability company validly classified and treated as a partnership for federal income tax purposes and has been validly treated in a similar manner for purposes of the income Tax laws of all states in which it has been subject to taxation.
(e) Except as set forth in Section 2.9(e) of the Disclosure Schedules, the Seller has delivered or made available to the Buyer (i) complete and correct copies of all Tax Returns of the Seller relating to Taxes for all Taxable periods for which the applicable statute of limitations has not yet expired and (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of assessment, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by or agreed to by or on behalf of the Seller relating to Taxes for all Taxable periods for which the applicable statute of limitations has not yet expired.
(f) The Seller has not (i) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, (ii) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or (iii) executed or filed any power of attorney relating to Taxes with any Governmental Entity.

(g) The Seller is not a party to any litigation regarding Taxes.
(h) There are no Security Interests with respect to Taxes upon any of the Acquired Assets, other than with respect to Taxes not yet due and payable. To the knowledge of Seller there is no basis for the assertion of any claim relating or attributable to Taxes.
(i) None of the Acquired Assets (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, or (ii) is “tax exempt use property” within the meaning of Section 168(h) of the Code.
(j) The Seller has maintained complete and accurate records, including all applicable exemption, resale or other certificates, of (i) all sales to purchasers claiming to be exempt from sale and use Taxes based on the exempt status of the purchaser, and (ii) all other sales for which sales Tax or use Tax was not collected by the Seller and as to which the seller is required to receive and retain resale certificates or other certificates relating to the exempt nature of the sale or use or non-applicability of the sale and use Taxes.
(k) The Seller is not bound by any Tax indemnity, Tax sharing or Tax allocation agreement.
(l) The Seller is not a “foreign person” within the meaning of Section 1445 of the Code.
2.10 Ownership and Condition of Assets.
(a) The Seller is the true and lawful owner, and has good title to, all of the Acquired Assets, free and clear of all Security Interests, except as set forth in Section 2.10(a) of the Disclosure Schedule. Upon the Closing, the Buyer will become the true and lawful owner of, and will receive good title to, the Acquired Assets, free and clear of all Security Interests.
(b) The Acquired Assets constitute all assets used by the Seller in such businesses. Each tangible Acquired Asset is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.
(c) Section 2.10(c) of the Disclosure Schedule lists individually (i) all Acquired Assets that are fixed assets (within the meaning of GAAP), indicating the cost, accumulated book depreciation (if any) and the net book value of each such fixed asset as of the Most Recent Balance Sheet Date, and (ii) all other Acquired Assets of a tangible nature (other than inventories) whose book value exceeds $1,000.
2.11 Owned Real Property. The Seller does not own and has never owned any real property.
2.12 Real Property Leases. Section 2.12 of the Disclosure Schedule lists all Leases and lists the term of such Lease, any extension and expansion options, and the rent payable thereunder. The Seller has delivered to the Buyer complete and accurate copies of the Leases. With respect to each Lease:

(a) such Lease is legal, valid, binding, enforceable and in full force and effect;
(b) such Lease is assignable by the Seller to the Buyer with the consent or approval of the Landlord and upon such assignment such Lease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;
(c) neither the Seller nor, to the knowledge of the Seller, any other party, is in breach or violation of, or default under, any such Lease, and to the knowledge of Seller no event has occurred, is pending or, to the knowledge of the Seller, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Seller or, to the knowledge of the Seller, any other party under such Lease;
(d) there are no disputes, oral agreements or forbearance programs in effect as to such Lease;
(e) The Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;
(f) to the knowledge of the Seller, all facilities leased or subleased thereunder are supplied with utilities and other services adequate for the operation of said facilities; and
2.13 Intellectual Property.
(a) Seller Registrations. There are no Seller Registrations.
(b) Prosecution Matters. Seller has no Patent Rights.
(c) Ownership; Sufficiency. Each item of Seller Intellectual Property will be owned or available for use by the Buyer immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing. The Seller is the sole and exclusive owner of all Seller Owned Intellectual Property, free and clear of any Security Interests and all joint owners of the Seller Owned Intellectual Property are listed in Section 2.13(c) of the Disclosure Schedule.
(d) Protection Measures. Seller has complied with all applicable contractual and legal requirements pertaining to information privacy and security. No complaint relating to an improper use or disclosure of, or a breach in the security of, any such information has been made or, to the knowledge of the Seller, threatened against the Seller. To the knowledge of the Seller, there has been no: (i) unauthorized disclosure of any third party proprietary or confidential information in the possession, custody or control of the Seller or (ii) breach of the Seller’s security procedures wherein confidential information has been disclosed to a third person.

(e) Infringement by Seller. (i) None of the Customer Offerings, or the Exploitation thereof by the Seller or by any reseller, distributor, customer or user thereof, or any other activity of the Seller, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any third party; (ii) None of the Internal Systems, or the Seller’s past or current Exploitation thereof, or any other activity undertaken by them in connection with the Business, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any third party. Section 2.13(e) of the Disclosure Schedule lists any complaint, claim or notice, or threat of any of the foregoing (including any notification that a license under any patent is or may be required), received by the Seller alleging any such infringement, violation or misappropriation and any request or demand for indemnification or defense received by the Seller from any reseller, distributor, customer, user or any other third party; and the Seller has provided to the Buyer copies of all such complaints, claims, notices, requests, demands or threats, as well as any legal opinions, studies, market surveys and analyses relating to any alleged or potential infringement, violation or misappropriation.
(f) Infringement of Rights. To the knowledge of the Seller, no person (including, without limitation, any current or former employee or consultant of Seller) is infringing, violating or misappropriating any of the Seller Owned Intellectual Property or any Seller Licensed Intellectual Property which is exclusively licensed to the Seller.
(g) Outbound IP Agreements. Section 2.13(g) of the Disclosure Schedule identifies each license, covenant or other agreement pursuant to which the Seller has assigned, transferred, licensed, distributed or otherwise granted any right or access to any person, or covenanted not to assert any right, with respect to any past, existing or future Seller Intellectual Property. The Seller has not agreed to indemnify any person against any infringement, violation or misappropriation of any Intellectual Property rights with respect to any Customer Offerings or any third party Intellectual Property rights. The Seller is not a member of or party to any patent pool, industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license any existing or future Intellectual Property to any person.
(h) Inbound IP Agreements. Section 2.13(h) of the Disclosure Schedule identifies (i) each item of Seller Licensed Intellectual Property and the license or agreement pursuant to which the Seller Exploits it (excluding currently-available, off the shelf software programs that are part of the Internal Systems and are licensed by the Seller pursuant to “shrink wrap” licenses, the total fees associated with which are less than $2,500) and (ii) each agreement, contract, assignment or other instrument pursuant to which the Seller has obtained any joint or sole ownership interest in or to each item of Seller Owned Intellectual Property.
2.14 Inventory. All inventory of the Seller, whether or not reflected on the Most Recent Balance Sheet, consists of a quality and quantity usable and saleable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written-off or written-down to net realizable value on the Most Recent Balance Sheet. All inventories not written-off have been priced at the lower of cost or market on a first-in first-out basis. The quantities of each type of inventory, whether raw materials, work-in-process or finished goods, are not excessive in the present circumstances of the Seller.
2.15 Contracts.
(a) Section 2.15 of the Disclosure Schedule lists the following agreements (written or oral) to which the Seller is a party as of the date of this Agreement:

(i) any agreement (or group of related agreements) for the lease of personal property from or to third parties providing for lease payments in excess of $5,000 per annum or having a remaining term longer than three months;
(ii) any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services (A) which calls for performance over a period of more than one year, (B) which involves more than the sum of $5,000, or (C) in which the Seller has granted manufacturing rights, “most favored nation” pricing provisions or marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;
(iii) any agreement concerning the establishment or operation of a partnership, joint venture or limited liability company;
(iv) any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) involving more than $5,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;
(v) any agreement for the disposition of any significant portion of the assets or business of the Seller (other than sales of products in the Ordinary Course of Business) or any agreement for the acquisition of the assets or business of any other entity (other than purchases of inventory or components in the Ordinary Course of Business);
(vi) any agreement concerning exclusivity or confidentiality;
(vii) any employment or consulting agreement;
(viii) any agreement involving any current or former officer, manager or member of the Seller;
(ix) any agreement under which the consequences of a default or termination would reasonably be expected to have a Seller Material Adverse Effect;
(x) any agreement which contains any provisions requiring the Seller to indemnify any other party (excluding indemnities contained in agreements for the purchase, sale or license of products entered into in the Ordinary Course of Business);
(xi) any agreement that could reasonably be expected to have the effect of prohibiting or impairing the conduct of the business of the Seller or the Buyer or any of its subsidiaries as currently conducted and as currently proposed to be conducted;
(xii) any agreement under which the Seller is restricted from selling, licensing or otherwise distributing any of its technology or products, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or any segment of the market or line of business;

(xiii) any agreement which would entitle any third party to receive a license or any other right to intellectual property of the Buyer following the Closing; and
(xiv) any other agreement (or group of related agreements) either involving more than $5,000 or not entered into in the Ordinary Course of Business.
(b) The Seller has delivered to the Buyer a complete and accurate copy of each agreement listed in Section 2.13 or Section 2.15 of the Disclosure Schedule. With respect to each agreement so listed: (i) he agreement is legal, valid, binding and enforceable and in full force and effect; (ii) for those agreements to which the Seller is a party and are to be assumed by the Buyer at Closing, the agreement is assignable by the Seller to the Buyer without the consent or approval of any party (except as set forth in Section 2.4 of the Disclosure Schedule) or any such consent or approval shall be obtained by Seller prior to the Closing and will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) neither the Seller nor, to the knowledge of the Seller, any other party, is in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the knowledge of the Seller, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Seller or, to the knowledge of the Seller, any other party under such agreement.
2.16 Intentionally Omitted
2.17 Insurance. Section 2.17 of the Disclosure Schedule lists each insurance policy (including fire, theft, casualty, comprehensive general liability, workers compensation, business interruption, environmental, product liability, errors and omissions, professional liability and automobile insurance policies and bond and surety arrangements) to which the Seller is a party, all of which are in full force and effect. There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid, and to the knowledge of the Seller the Seller is otherwise in compliance in all material respects with the terms of such policies. The Seller has no knowledge of any threatened termination of, or premium increase with respect to, any such policy.
2.18 Litigation. There is no Legal Proceeding which is pending or has been threatened in writing against the Selling Parties which (a) seeks either damages or equitable relief in any way relating to the Seller or its business or (b) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement. There are no judgments, orders or decrees outstanding against the Seller.
2.19 Warranties. Except as set forth in Section 2.19 of the Disclosure Schedule, no product or service manufactured, sold, leased, licensed or delivered by the Seller is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than third-party manufacturers’ warranties for which the Seller has no liability.
2.20 Employees.

(a) Section 2.20 of the Disclosure Schedule contains a list of all employees of the Seller, along with the position and the annual rate of compensation of each such person. Section 2.20 of the Disclosure Schedule contains a list of all employees of the Seller who are not citizens of the United States. To the knowledge of the Seller, no key employee or group of employees has any plans to terminate employment with the Seller (other than for the purpose of accepting employment with the Buyer following the Closing) or not to accept employment with the Buyer. The Seller is in compliance with all applicable laws relating to the hiring and employment of employees.
(b) The Seller is not a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Seller has no knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Seller.
2.21 Employee Benefits.
(a) Section 2.21(a) of the Disclosure Schedule contains a complete and accurate list of all employee benefits provided by Seller to its employees (Seller Plans).
(b) Each Seller Plan has been administered in all material respects in accordance with its terms and the Seller has in all material respects met its obligations with respect to each Seller Plan and has made all required contributions thereto. The Seller and each Seller Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including Section 4980 B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA). All filings and reports as to each Seller Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been duly submitted. No Seller Plan has assets that include securities issued by the Seller or any ERISA Affiliate.
(c) There are no Legal Proceedings (except claims for benefits payable in the normal operation of the Seller Plans and proceedings with respect to qualified domestic relations orders) against or involving any Seller Plan or asserting any rights or claims to benefits under any Seller Plan that could give rise to any material liability.
(d) All the Seller Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Seller Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Seller Plan has been amended since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost. Each Seller Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of Section 401(k)(3) and Section 401(m)(2) of the Code for each plan year ending prior to the Closing Date.

(e) The Seller has never maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.
(f) At no time has the Seller been obligated to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).
(g) There are no unfunded obligations under any Seller Plan providing benefits after termination of employment to any employee of the Seller (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable law and insurance conversion privileges under state law. The assets of each Seller Plan which is funded are reported at their fair market value on the books and records of such Seller Plan.
(h) To the knowledge of the Seller, no act or omission has occurred and no condition exists with respect to any Seller Plan that would subject the Seller to (i) any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Seller Plan.
(i) No Seller Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.
(j) Each Seller Plan is amendable and terminable unilaterally by the Seller at any time without liability or expense to the Seller or such Seller Plan as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto) and no Seller Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Seller from amending or terminating any such Seller Plan.
(k) Section 2.21(k) of the Disclosure Schedule discloses each: (i) agreement with any stockholder, director, executive officer or other key employee of the Seller (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Seller of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Seller that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person’s “parachute payment” under Section 280G of the Code; and (iii) agreement or plan binding the Seller, including any equity option plan, equity appreciation right plan, restricted equity plan, equity purchase plan, severance benefit plan or Seller Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

(l) Section 2.21(l) of the Disclosure Schedule sets forth the policy of the Seller with respect to accrued vacation, accrued sick time and earned time off and the amount of such liabilities as of the date hereof.
(m) Each Seller Plan that is a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1)) has been operated since January 1, 2005 in good faith compliance with Code Section 409A and IRS Notice 2005-1. No Seller Plan that is a “nonqualified deferred compensation plan” has been materially modified (as determined under Notice 2005-1) after October 3, 2004. No event has occurred that would be treated by Code Section 409A(b) as a transfer of property for purposes of Code Section 83.
2.22 Environmental Matters.
(a) The Seller has complied with all applicable Environmental Laws. There is no pending or, to the knowledge of the Seller, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Seller.
(b) The Seller has no liabilities or obligations arising from the release of any Materials of Environmental Concern into the environment.
(c) The Seller is not a party to or bound by any court order, administrative order, consent order or other agreement with any Governmental Entity entered into in connection with any legal obligation or liability arising under any Environmental Law.
(d) Set forth in Section 2.22(d) of the Disclosure Schedule is a list of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Seller (whether conducted by or on behalf of the Seller or a third party, and whether done at the initiative of the Seller or directed by a Governmental Entity or other third party) which the Seller has possession of or access to. A complete and accurate copy of each such document has been provided to the Buyer.
(e) The Seller is not aware of any material environmental liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Seller.
2.23 Legal Compliance. The Seller has, at all times, conducted its business in compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity. The Seller has not received any notice or communication from any Governmental Entity alleging noncompliance with any applicable law, rule or regulation.
2.24 Customers and Suppliers. Section 2.24 of the Disclosure Schedule sets forth a list of (a) each customer that accounted for more than 1% of the consolidated revenues of the Seller during the last full fiscal year or the interim period through the Most Recent Balance Sheet Date and the amount of revenues accounted for by such customer during each such period and (b) each supplier that is the sole supplier of any significant product or service to the Seller.

No such customer or supplier has indicated within the past year that it will stop, or decrease the rate of, buying products or supplying products, as applicable, to the Seller. No unfilled customer order or commitment obligating the Seller to process, manufacture or deliver products or perform services will, or is likely to, result in a loss to the Seller (or, after the Closing, to the Buyer, to the extent that such customer order or commitment is assumed by the Buyer), upon completion of performance. No purchase order or commitment of the Seller is in excess of normal requirements, nor are prices provided therein in excess of current market prices for the products or services to be provided thereunder.
2.25 Permits. Section 2.25 of the Disclosure Schedule sets forth a list of all Permits issued to or held by the Seller. Such listed Permits are the only Permits that are required for the Seller to conduct their respective businesses as presently conducted. Each such Permit is in full force and effect; the Seller is in compliance with the terms of each such Permit; and, to the knowledge of the Seller, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration.
2.26 Brokers’ Fees. The Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.
2.27 Books and Records. The books and records of the Seller accurately reflect the assets, liabilities, business, financial condition and results of operations of the Seller and have been maintained in accordance with good business and bookkeeping practices.
2.28 Disclosure. No representation or warranty by the Seller contained in this Agreement, and no statement contained in the Disclosure Schedule or any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Seller pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements in this Agreement or therein not misleading. The Seller has disclosed to the Buyer all material information relating to the business of the Seller known by the Seller.
2.29 Controls and Procedures.
(a) The Seller maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal control over financial reporting which provide assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Seller and to maintain accountability for the Seller’s consolidated assets, (iii) access to assets of the Seller is permitted only in accordance with management’s authorization, (iv) the reporting of assets of the Seller is compared with existing assets at regular intervals and (v) accounts, notes and other receivables and inventory were recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(b) Since its formation, Seller has not, extended or maintained credit, arranged for the extension of credit, modified or renewed an extension of credit, in the form of a personal loan or otherwise, to or for any director or executive officer of the Seller. Section 2.31(c) of the Disclosure Schedule identifies any loan or extension of credit maintained by the Seller to which the second sentence of Section 13(k)(1) of the Exchange Act would apply.
2.30 Projections. The projections dated September 14, 2011 provided by the Seller to the Buyer were prepared by the Seller in good faith using the best information available to management of the Seller and represent Seller management’s good faith estimates of the future performance of the Seller for the periods referred to therein. The Buyer acknowledges that such projections are merely estimates based on the current information available to the Seller and in no way are to be deemed a warranty, representation or guaranty of the future performance of the Seller’s business. The Buyer acknowledges and agrees that the Buyer shall have no recourse against the Seller, the Members, the Purchase Price, the Promissory Note or any other matter resulting from a discrepancy between the projections and actual future performance, unless the Buyer is adjudicated to have prepared the projections not in good faith.
2.31 Government Contracts.
(a) The Seller has not been suspended or debarred from bidding on contracts or subcontracts with any Governmental Entity; no such suspension or debarment has been threatened or initiated; and the consummation of the transactions contemplated by this Agreement will not result in any such suspension or debarment of the Seller or the Buyer (assuming that no such suspension or debarment will result solely from the identity of the Buyer). The Seller has not been or is now being audited or investigated by the United States Government Accounting Office, the United States Department of Defense or any of its agencies, the Defense Contract Audit Agency, the contracting or auditing function of any Governmental Entity with which it is contracting, the United States Department of Justice, the Inspector General of the United States Governmental Entity, or any prime contractor with a Governmental Entity; nor, to the knowledge of the Seller, has any such audit or investigation been threatened. To the knowledge of the Seller, there is no valid basis for (i) the suspension or debarment of the Seller from bidding on contracts or subcontracts with any Governmental Entity or (ii) any claim (including any claim for return of funds to the Government) pursuant to an audit or investigation by any of the entities named in the foregoing sentence. The Seller has no agreements, contracts or commitments which require it to obtain or maintain a security clearance with any Governmental Entity. The Seller has no contracts or subcontracts with any Governmental Entity.
2.32 Securities Laws.
(a) The Seller and the Selling Parties have been furnished all of the materials relating to the Buyer, and its payment of the Purchase Price, that have been requested and each of them has been afforded an opportunity to ask questions of, and receive answers from, management of the Buyer in connection with the payment of the Purchase Price. The Seller and the Selling Parties have not been furnished with any oral or written representation in connection with the payment of the Purchase Price by or on behalf of the Buyer that each of them has relied on that is not contained in this Agreement.

(b) Each of the Seller and the Selling Parties: (i) is an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act of 1933, as amended; (ii) has obtained, in its judgment, sufficient information to evaluate the merits and risks of the payment of the Purchase Price with securities of the Buyer; (iii) has sufficient knowledge and experience in financial and business matters to evaluate the merits and risks associated with such payment of the Purchase Price with securities of the Buyer and to make an informed investment decision with respect thereto, and (iv) has consulted with his or its own advisors with respect to the receipt of securities as part of the Purchase Price.
(c) The securities being acquired hereunder are being acquired for each of the Seller and the Selling Parties’ own account for investment and not for the benefit or account of any other person and not with a view to, or in connection with, any unlawful resale or distribution thereof. Each of the Seller and the Selling Parties fully understands and agrees that it must bear the economic risk of the investment in securities received hereunder for an indefinite period of time because, among other reasons, such securities received hereunder have not been registered under the Securities Act of 1933, as amended or under the securities laws of any states, and, therefore, the securities are “restricted securities” and cannot be resold, pledged, assigned or otherwise disposed of unless they are subsequently registered under the Securities Act of 1933, amended and under the applicable securities laws of such states or an exemption from such registration is otherwise available. Each of the Seller and the Selling Parties understands that the Buyer is not under any obligation to register such securities on the Seller and the Selling Parties’ behalf or to assist such Seller and Selling Parties in complying with any exemption from registration under the Securities Act or applicable state securities laws.
(d) Each of the Seller and the Selling Parties intends that the applicable state securities law will apply to its receipt of the securities hereunder. Each of the Seller and the Selling Parties meets all suitability standards imposed by the state securities laws relating to the receipt of the securities as part of the Purchase Price hereunder without registering any of the Buyer’s securities under the securities laws of such state.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE BUYER
The Buyer represents and warrants to the Seller that the statements contained in this Article III are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing.
3.1 Organization and Corporate Power. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Buyer has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

3.2 Authorization of the Transaction. The Buyer has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations under this Agreement and thereunder. The execution and delivery by the Buyer of this Agreement and the Ancillary Agreements and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been duly and validly executed and delivered by the Buyer and constitutes a valid and binding obligation of the Buyer, enforceable against it in accordance with its terms.
3.3 Equity Consideration. The shares of Buyer’s common stock to be issued to Buyer under this Agreement have been duly and validly authorized by the Buyer. The shares have not been registered with the Securities and Exchange Commission pursuant to the Securities Act of 1933, and the Buyer has no intention of effecting any such registration.
3.4 Noncontravention. Neither the execution and delivery by the Buyer of this Agreement or the Ancillary Agreements, nor the consummation by the Buyer of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the Certificate of Incorporation or by-laws of the Buyer, (b) require on the part of the Buyer any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Buyer is a party or by which it is bound or to which any of its assets is subject, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or any of its properties or assets.
ARTICLE IV
PRE-CLOSING COVENANTS
4.1 Closing Efforts. Each of the Parties will use its Reasonable Best Efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including using its Reasonable Best Efforts to cause (i) its representations and warranties to remain true and correct in all material respects through the Closing Date and (ii) the conditions to the obligations of the other Parties to consummate the transactions contemplated by this Agreement to be satisfied.
4.2 Governmental and Third-Party Notices and Consents.
(a) Each Party will use its Reasonable Best Efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party (and the case of the Selling Parties, each other Selling Party) to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement.

(b) The Seller will use its Reasonable Best Efforts to obtain, at its expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as listed or are required to be listed in the Disclosure Schedule.
(c) If (i) any of the Assigned Contracts or other assets or rights constituting Acquired Assets may not be assigned and transferred by the Seller to the Buyer (as a result of either the provisions thereof or applicable law) without the consent or approval of a third party, (ii) the Seller, after using its Reasonable Best Efforts, is unable to obtain such consent or approval prior to the Closing and (iii) the Closing occurs nevertheless, then (A) such Assigned Contracts and/or other assets or rights will not be assigned and transferred by the Seller to the Buyer at the Closing and the Buyer will not assume the Seller’s liabilities or obligations with respect thereto at the Closing, (B) the Seller will continue to use its Reasonable Best Efforts to obtain the necessary consent or approval as soon as practicable after the Closing, (C) upon the obtaining of such consent or approval, the Buyer and the Seller will execute such further instruments of conveyance (in substantially the form executed at the Closing) as may be necessary to assign and transfer such Assigned Contracts and/or other assets or rights (and the associated liabilities and obligations of the Seller) to the Buyer, and (D) from and after the Closing until the assignment of each such Assigned Contract pursuant to clause (C) above, the Buyer will perform and fulfill, on a subcontractor basis, the obligations of the Seller to be performed under such Assigned Contract, and the Seller will promptly remit to the Buyer all payments received by it under such Assigned Contract for services performed during such period.
4.3 Access to Information.
The Seller will permit representatives of the Buyer to have reasonable access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Seller) to all premises, properties, financial, tax and accounting records, contracts, other records and documents, and personnel, of or pertaining to the Seller, and contacts at Seller’s principal suppliers and customers, for the purpose of performing such inspections and tests as the Buyer deems necessary or appropriate.
4.4 Exclusivity.
(a) None of the Selling Parties will, and they will cause each of their officers, directors, employees, representatives and agents not to, directly or indirectly, (i) initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any party (other than the Buyer) concerning any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction involving any of the Selling Parties, (ii) furnish any non-public information concerning the business, properties or assets of the Seller to any party (other than the Buyer), (iii) engage in discussions or negotiations with any party (other than the Buyer) concerning any such transaction, or (iv) enter in any agreement with any party (other than the Buyer) concerning any such transaction.

(b) The Selling Parties will immediately notify any party with which discussions or negotiations of the nature described in paragraph (a) above were pending that the Selling Parties are terminating such discussions or negotiations. If any Selling Party receives any inquiry, proposal or offer of the nature described in paragraph (a) above, such Party will, within one business day after such receipt, notify the Buyer of such inquiry, proposal or offer, including the identity of the other party and the terms of such inquiry, proposal or offer.
ARTICLE V
CONDITIONS TO CLOSING
5.1 Conditions to Obligations of the Buyer. The obligation of the Buyer to consummate the transactions contemplated by this Agreement to be consummated at the Closing is subject to the satisfaction of the following additional conditions:
(a) the Seller will have obtained at its own expense (and will have provided copies thereof to the Buyer) all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 4.2 which are required on the part of the Seller;
(b) the representations and warranties of the Seller set forth in Sections 2.1 (first sentence), 2.2 and 2.3 and any representations and warranties of the Seller set forth in this Agreement that are qualified as to materiality will be true and correct in all respects, and all other representations and warranties of the Seller set forth in this Agreement will be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date);
(c) the Seller will have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;
(d) no Legal Proceeding will be pending or threatened, and no judgment, order, decree, stipulation or injunction will be pending, threatened, or in effect which would (i) prevent consummation of the transactions contemplated by this Agreement, (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation, or (iii) affect adversely the right of the Buyer to own, operate or control any of the Acquired Assets, or to conduct the business of the Seller as currently conducted, following the Closing;
(e) the Seller will have delivered to the Buyer the Seller Certificate;
(f) the Seller will have delivered to the Buyer a good standing certificate with respect to the sale of the Acquired Assets under this Agreement;
(g) Each of the Members will have entered into employment agreements with the Buyer on terms satisfactory to the Buyer and such Members;
(h) The Seller will have delivered to the Buyer a Landlord Estoppel Certificate, in the form attached as Exhibit D; and

(i) the Buyer will have received such other certificates and instruments (including certificates of good standing of the Seller in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified organizational and operational documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it will reasonably request in connection with the Closing.
5.2 Conditions to Obligations of the Seller. The obligation of the Seller to consummate the transactions contemplated by this Agreement to be consummated at the Closing is subject to the satisfaction of the following additional conditions:
(a) The representations and warranties of Buyer set forth in this Agreement that are qualified as to materiality will be true and correct in all respects, and all other representations and warranties of the Buyer set forth in this Agreement will be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date);
(b) the Buyer will have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;
(c) no Legal Proceeding will be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement or (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction will be in effect;
(d) the Buyer will have delivered to the Seller the Buyer Certificate;
(e) the Seller will have received such other certificates and instruments (including certificates of good standing of the Buyer in its jurisdiction of organization, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it will reasonably request in connection with the Closing; and
ARTICLE VI
POST-CLOSING COVENANTS
6.1 Proprietary Information. From and after the Closing, each Selling Party will not disclose or make use of (except to pursue its rights, under this Agreement or the Ancillary Agreements) any knowledge, information or documents of a confidential nature or not generally known to the public with respect to Acquired Assets, the Seller’s business or the Buyer or its business (including the financial information, technical information or data relating to the Seller’s products and names of customers of the Seller), as well as filings and testimony (if any) presented in the course of any arbitration of a Dispute pursuant to Section 7.3 and the arbitral award and the Arbitrator’s reasons therefor relating to the same), except to the extent that such knowledge, information or documents will have become public knowledge other than through improper disclosure by any of the Selling Parties.

6.2 Solicitation and Hiring. For a period of two (2) years after the Closing Date, no Selling Party will, either directly or indirectly, (a) solicit or attempt to induce any Restricted Employee to terminate his employment with the Buyer or any subsidiary of the Buyer or (b) hire or attempt to hire any Restricted Employee; provided, that this clause (b) will not apply to any individual whose employment with the Buyer or a subsidiary of the Buyer has been terminated for a period of six months or longer. Each Selling Party will enforce, for the benefit of the Buyer, all confidentiality, non-solicitation and non-hiring assignments and similar agreements between the Seller and any other party which are not Assigned Contracts. Notwithstanding the foregoing, in the event that Buyer fails to make any two of the three payments contemplated under the Promissory Note within any applicable cure or grace periods provided in the Promissory Note, the restrictions set forth in this Section 6.2 shall be null and void, and the each Selling Party shall no longer be bound by the provisions hereof.
6.3 Non-Competition.
(a) For a period of five (5) year after the Closing Date, each Selling Party will not, either directly or indirectly as an owner, partner, officer, employee, director, investor, lender, consultant, independent contractor or otherwise, (i) design, develop, manufacture, market, sell or license any product or provide any service anywhere in Massachusetts, Connecticut, Rhode Island, New York, New Jersey, and Pennsylvania(the “Geographic Region”) which is competitive with any product designed, developed (or under development), manufactured, sold or licensed or any service provided by the Seller within the three-year period prior to the Closing Date, or (ii) engage anywhere in the Geographic Region in any business competitive with the business of the Seller as conducted as of the Closing Date or during the three-year period prior to the Closing Date. Notwithstanding the foregoing, in the event that Buyer fails to make any two of the three payments contemplated under the Promissory Note within any applicable cure or grace periods provided in the Promissory Note, the restrictions set forth in this Section 6.3 shall be null and void, and the each Selling Party shall no longer be bound by the provisions hereof. For the avoidance of doubt, the completion of the projects by Seller referenced in Section 6.3 below will not be deemed to be competitive.
(b) Each Selling Party agrees that the duration and geographic scope of the non-competition provision set forth in this Section 6.3 are reasonable. In the event that any court determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the Parties agree that the provision will remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable.
(c) The Selling Parties will refer all inquiries regarding the business, products and services of the Seller to the Buyer. Notwithstanding the foregoing, Buyer acknowledges that Seller is currently performing certain projects identified on Schedule 6.3(c) that may not be completed as of the Closing Date and that are not being assumed by Buyer. Seller will use its best efforts to substantially complete all field and administrative work on such projects within ten (10) days of the Closing Date. In the performance of such projects, Seller shall not represent itself as Buyer but shall instead represent itself as Seller, and shall retain all liabilities and obligations related to such projects.

6.4 Tax Matters.
(a) All transfer taxes, deed excise stamps and similar charges related to the sale of the Acquired Assets contemplated by this Agreement will be paid by the Seller.
(b) Tax liabilities (other than Income Taxes) attributable to the Business through the Closing Date will be borne by the Seller.
(c) All Taxes attributable to the conduct of the Business subsequent to the Closing will be borne by the Buyer.
(d) All real property taxes, personal property taxes, and similar ad valorem obligations levied with respect to the Acquired Assets, and all rents, utilities and other charges against the Seller with respect to the Acquired Assets, for a taxable period that includes (but does not end on) the Closing Date will be apportioned between the Buyer and the Seller as of the Closing Date based upon (i) the number of days of such taxable period included in any tax period (or portion thereof) ending on or before the close of business on the Closing Date (the “Pre-Closing Tax Period”) and (ii) the number of days of such taxable period included in any tax period (or portion thereof) beginning after the Closing Date (the “Post-Closing Tax Period”). The Seller will be liable for all such Taxes relating to the Pre-Closing Tax Period, and the Buyer will be liable for all such Taxes relating to the Post-Closing Tax Period.
(e) If either party pays any Taxes to be borne by the other party under this Section 6.4, the other party will promptly reimburse such paying party for the Taxes paid. If, in preparing Tax returns or payments after the Closing, it appears to the Buyer that the Seller will be asked to pay additional Taxes, the Buyer will so notify the Seller, and provide the Seller a reasonable opportunity to review and comment upon any related Tax Returns prior to filing them and paying the Tax. If either party receives any refunds or credits which are the property of the other party under this Section 6.4, such party will promptly pay the amount of such refunds or credits to the other party.
(f) The Buyer will make available to the Seller and its representatives all records and materials reasonably required by the Seller to prepare, pursue or contest any Tax matters related to taxable periods (or portions thereof) ending on or before the Closing Date and will provide reasonable cooperation to the Seller in such case. The Seller will make available to the Buyer and its representatives all records and materials reasonably required by the Buyer to prepare, pursue or contest any Tax matters arising after the Closing which have factual reference to the Pre-Closing Tax Period and will provide reasonable cooperation to the Buyer in such case.

6.5 Sharing of Data.
(a) The Seller will have the right for a period of seven years following the Closing Date to have reasonable access to such books, records and accounts, including financial and tax information, correspondence, production records, employment records and other records that are transferred to the Buyer pursuant to the terms of this Agreement for the limited purposes of concluding its involvement in the business conducted by the Seller prior to the Closing Date and for complying with its obligations under applicable securities, tax, environmental, employment or other laws and regulations. The Buyer will have the right for a period of seven years following the Closing Date to have reasonable access to those books, records and accounts, including financial and accounting records, tax records, correspondence, production records, employment records and other records that are retained by the Seller pursuant to the terms of this Agreement to the extent that any of the foregoing is needed by the Buyer for the purpose of conducting the business of the Seller after the Closing and complying with its obligations under applicable securities, tax, environmental, employment or other laws and regulations. Neither the Buyer nor the Seller will destroy any such books, records or accounts retained by it without first providing the other Party with the opportunity to obtain or copy such books, records, or accounts at such other Party’s expense.
6.6 Use of Name. Except in connection with completion of the projects identified on Schedule 6.3(c), no Selling Party will use the name Northeast Energy Solutions or any name reasonably similar thereto after the Closing Date. Within 30 days following the Closing, the Seller will amend its organizational documents and state filings, where appropriate, and other records, if necessary, to comply with this provision.
6.7 Cooperation in Litigation. From and after the Closing Date, each Party will reasonably cooperate with the other in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such other Party relating to or arising out of the conduct of the business of the Seller or the Buyer prior to or after the Closing Date (other than litigation among the Parties arising out the transactions contemplated by this Agreement). The Party requesting such cooperation will pay the reasonable out-of-pocket expenses incurred in providing such cooperation (including legal fees and disbursements) by the Party providing such cooperation and by its officers, directors, employees and agents.
6.8 Collection of Accounts Receivable. The Buyer agrees that it will forward promptly to the Seller any monies, checks or instruments received by the Buyer after the Closing Date with respect to the accounts receivable of the Seller. The Buyer will provide to the Seller such reasonable assistance as the Seller may request with respect to the collection of any such accounts receivable, provided the Seller pays the reasonable out-of-pocket expenses of the Buyer and its officers, directors and employees incurred in providing such assistance.
6.9 Within thirty (30) days of the Closing, the Seller will have delivered to the Buyer documents evidencing the release or termination of all Security Interests on the Acquired Assets, and copies of filed UCC termination statements with respect to all UCC financing statements evidencing Security Interests;
6.10 Within thirty (30) days of the Closing, the Seller will have delivered to the Buyer titles to the vehicles listed on Schedule 6.10, each of which titles shall have been signed over to the Buyer by the Seller;

ARTICLE VII
INDEMNIFICATION
7.1 Indemnification by the Seller. The Selling Parties will jointly and severally indemnify Buyer (and its officers, directors, and employees) in respect of, and hold the Buyer (and its officers, directors, and employees) harmless against, Damages actually incurred by the Buyer resulting from, relating to or constituting:
(a) any breach, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of any Selling Party contained in this Agreement, any Ancillary Agreement or any other agreement or instrument furnished by any Selling Party to the Buyer pursuant to this Agreement;
(b) any failure of any Selling Party to perform any covenant or agreement contained in this Agreement, any Ancillary Agreement or any agreement or instrument furnished by any Selling Party to the Buyer pursuant to this Agreement;
(c) any Retained Liabilities; or
7.2 Indemnification by the Buyer. The Buyer will indemnify the Seller in respect of, and hold it harmless against, any and all Damages actually incurred by the Seller resulting from, relating to or constituting:
(a) any breach, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of the Buyer contained in this Agreement, any Ancillary Agreement or any other agreement or instrument furnished by the Buyer to the Seller pursuant to this Agreement;
(b) any failure of the Buyer to perform any covenant or agreement contained in this Agreement, any Ancillary Agreement or any other agreement or instrument furnished by the Buyer to the Seller pursuant to this Agreement; or
(c) any Assumed Liabilities.
7.3 Indemnification Claims.
(a) An Indemnified Party will give written notification to the Indemnifying Party of the commencement of any Third Party Action. Such notification will be given within 20 days after receipt by the Indemnified Party of notice of such Third Party Action, and will describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third Party Action and the amount of the claimed damages; provided, however, that no delay or failure on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of any liability or obligation under this Agreement except to the extent of any damage or liability caused by or arising out of such failure. Within 20 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Action with counsel reasonably satisfactory to the Indemnified Party; provided that (i) the

Indemnifying Party may only assume control of such defense if (A) it acknowledges in writing to the Indemnified Party that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such Third Party Action constitute Damages for which the Indemnified Party will be indemnified pursuant to this Article VII and (B) the amount of damages claimed is less than or equal to the amount of Damages for which the Indemnifying Party is liable under this Article VII and (ii) the Indemnifying Party may not assume control of the defense of Third Party Action involving criminal liability or in which equitable relief is sought against the Indemnified Party. If the Indemnifying Party does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Action, the Indemnified Party will control such defense. The Non-controlling Party may participate in such defense at its own expense. The Controlling Party will keep the Non-controlling Party advised of the status of such Third Party Action and the defense thereof and will consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party will furnish the Controlling Party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and will otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Action. The fees and expenses of counsel to the Indemnified Party with respect to a Third Party Action will be considered Damages for purposes of this Agreement if (i) the Indemnified Party controls the defense of such Third Party Action pursuant to the terms of this Section 7.3(a) or (ii) the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Third Party Action. The Indemnifying Party will not agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Indemnified Party, which will not be unreasonably withheld, conditioned or delayed. The Indemnified Party will not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Indemnifying Party, which will not be unreasonably withheld, conditioned or delayed.
(b) In order to seek indemnification under this Article VII, an Indemnified Party will deliver a Claim Notice to the Indemnifying Party.
(c) Within 30 days after delivery of a Claim Notice, the Indemnifying Party will deliver to the Indemnified Party a Response, in which the Indemnifying Party will: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Claimed Amount will be deducted from the Final Payment set forth in the Promissory Note, and if the Claimed Amount exceeds the remaining funds of the Final Payment, the Response will be accompanied by a payment by the Indemnifying Party to the Indemnified Party of such excess amount, by check or by wire transfer), (ii) agree that the Indemnified Party is entitled to receive the Agreed Amount if during the 30-day period following the delivery of a Claim Notice the Indemnifying Party and the Indemnified Party have negotiated an Agreed Amount), in which case the Agreed Amount will be deducted from the Final Payment set forth in the Promissory Note, and if the Agreed Amount exceeds the remaining funds in the Final Payment, the Response will be accompanied by a payment by the Indemnifying Party to the Indemnified Party of such excess amount, by check or by wire transfer); or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount.

(d) During the 30-day period following the delivery of a Response that reflects a Dispute, the Indemnifying Party and the Indemnified Party will use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such 30-day period, the Indemnifying Party and the Indemnified Party will discuss in good faith the submission of the Dispute to binding arbitration, and if the Indemnifying Party and the Indemnified Party agree in writing to submit the Dispute to such arbitration, then the provisions of Section 7.3(e) will become effective with respect to such Dispute. The provisions of this Section 7.3(d) will not obligate the Indemnifying Party and the Indemnified Party to submit to arbitration or any other alternative dispute resolution procedure with respect to any Dispute, and in the absence of an agreement by the Indemnifying Party and the Indemnified Party to arbitrate any Dispute, such Dispute will be resolved in a state or federal court sitting in the Commonwealth of Massachusetts, in accordance with Section 10.12.
(e) If, as set forth in Section 7.3(d), the Indemnified Party and the Indemnifying Party agree to submit any Dispute to binding arbitration, the arbitration will be conducted by the Arbitrator in accordance with the Commercial Rules in effect from time to time and the following provisions.
(i) If there is a conflict between the Commercial Rules in effect from time to time and the provisions of this Agreement, the provisions of this Agreement will prevail and be controlling.
(ii) The parties will commence the arbitration by jointly filing a written submission with the office of the AAA having responsibility for matters to be arbitrated in Hartford, Connecticut, in accordance with Commercial Rule 5 (or any successor provision).
(iii) No depositions or other discovery will be conducted in connection with the arbitration.
(iv) Not later than 30 days after the conclusion of the arbitration hearing, the Arbitrator will prepare and distribute to the parties a writing setting forth the arbitral award and the Arbitrator’s reasons therefor. Any award rendered by the Arbitrator will be final, conclusive and binding upon the parties, and judgment thereon may be entered and enforced in any court of competent jurisdiction (subject to Section 10.12), provided that the Arbitrator will have no power or authority to grant injunctive relief, specific performance or other equitable relief.
(v) The Arbitrator will have no power or authority, under the Commercial Rules or otherwise, to (x) modify or disregard any provision of this Agreement, including the provisions of this Section 7.3(e), or (y) address or resolve any issue not submitted by the parties.
(vi) In connection with any arbitration proceeding pursuant to this Agreement, each party will bear its own costs and expenses, except that the fees and costs of the AAA and the Arbitrator, the costs and expenses of obtaining the facility where the arbitration hearing is held, and such other costs and expenses as the Arbitrator may determine to be directly related to the conduct of the arbitration and appropriately borne jointly by the parties (which will not include any party’s attorneys’ fees or costs, witness fees (if any), costs of investigation and similar expenses) will be shared equally by the Indemnified Party and the Indemnifying Party.

7.4 Survival of Representations and Warranties. The representations and warranties of the Parties will survive the Closing of this Agreement for a period of eighteen (18) months , except that (i) the representations and warranties set forth in Sections 2.1, 2.2, 2.3, 3.1 and 3.2 shall survive the closing without limitation and (ii) the representations and warranties set forth in Sections 2.9, 2.13, 2.21, and 2.22 shall survive until 30 days following expiration of the statute of limitations applicable to the matters referred to within each such section. The rights to indemnification set forth in this Article VII will not be affected by (i) any investigation conducted by or on behalf of an Indemnified Party or any knowledge acquired (or capable of being acquired) by an Indemnified Party, whether before or after the date of this Agreement or the Closing Date (including through supplements to the Disclosure Schedule permitted by Section 4.5), with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or obligation which is the subject of indemnification under this Agreement or (ii) any waiver by an Indemnified Party of any closing condition relating to the accuracy of any representations and warranties or the performance of or compliance with agreements and covenants.
7.5 Exclusive Remedy.
(a) Except with respect to claims based on fraud, after the Closing, the rights of the Indemnified Parties under this Article VII will be the exclusive remedy of the Indemnified Parties with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement.
(b) The Buyer will not attempt to collect any Damages directly from the Selling Parties unless and until it has exhausted the funds being held back pursuant to the Promissory Note.
7.6 Treatment of Indemnity Payments. Any payments made to an Indemnified Party pursuant to this Article VII will be treated as an adjustment to the Purchase Price for tax purposes.
ARTICLE VIII
TERMINATION
8.1 Termination of Agreement. The Parties may terminate this Agreement prior to the Closing, as follows:
(a) the Parties may terminate this Agreement by mutual written consent;
(b) the Buyer may terminate this Agreement by giving written notice to the Seller if any Selling Party is in breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) individually or in combination with any other such breach, would cause the conditions set forth in Sections 5.1(b) or (c) not to be satisfied and (ii) is not cured within 20 days following delivery by the Buyer to the Seller of written notice of such breach;

(c) the Seller may terminate this Agreement by giving written notice to the Buyer in the event the Buyer is in breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) individually or in combination with any other such breach, would cause the conditions set forth in Sections 5.2(a) or (b) not to be satisfied and (ii) is not cured within 20 days following delivery by the Seller to the Buyer of written notice of such breach;
(d) the Buyer may terminate this Agreement by giving written notice to the Seller if the Closing has not occurred on or before November 30, 2011 by reason of the failure of any condition precedent under Section 5.1 (unless the failure results primarily from a breach by the Buyer of any representation, warranty or covenant contained in this Agreement); or
(e) the Seller may terminate this Agreement by giving written notice to the Buyer if the Closing has not occurred on or before November 30, 2011 by reason of the failure of any condition precedent under Section 5.2 (unless the failure results primarily from a breach by a Selling Party of any representation, warranty or covenant contained in this Agreement).
8.2 Effect of Termination. If either the Buyer or the Seller terminates this Agreement pursuant to Section 8.1, then except for liability for breaches of this Agreement, all other obligations of the Parties under this Agreement will terminate.
ARTICLE IX
DEFINITIONS
For purposes of this Agreement, each of the following terms will have the meaning set forth below.
“AAA” will mean the American Arbitration Association.
“Acquired Assets” will mean the interests and rights of the Seller existing as of the Closing in and to the following assets:
(a) all inventories of raw materials, finished goods, supplies, packaging materials, spare parts and similar items, wherever located, including consignment inventory and inventory held on order or in transit;
(b) all computers, machinery, equipment, tools and tooling, furniture, fixtures, supplies, leasehold improvements, motor vehicles and other tangible personal property;
(c) all leaseholds and subleaseholds in real property, and easements, rights-of-way and other appurtenants thereto;
(d) all Intellectual Property;

(e) all rights under Assigned Contracts; and
(f) all Permits; all books, records, accounts, ledgers, files, documents, correspondence, lists (including customer and prospect lists), employment records, manufacturing and procedural manuals, Intellectual Property records, sales and promotional materials, studies, reports and other printed or written materials;
“Agreed Amount” will mean part, but not all, of the Claimed Amount, as negotiated and agreed between the Indemnifying Party and the Indemnified Party in accordance with Section 7.3(c).
“Ancillary Agreements” will mean the bill of sale and other instruments of conveyance referred to in Section 1.5(b)(iii), and the instrument of assumption and other instruments referred to in Section 1.5(b)(iv).
“Arbitrator” will mean a single arbitrator selected by the Buyer and the Seller in accordance with the Commercial Rules.
“Assigned Contracts” will mean the customer contracts, supplier contracts and vendor contracts listed on Section 2.14 of the Disclosure Schedule (except for those vendor contracts that are specifically indicated as excluded).
“Assumed Liabilities” will mean (a) all obligations of the Seller arising after the Closing under the Assigned Contracts, other than any liabilities for any breach, act or omission by the Seller prior to the Closing under any Assigned Contract, and (b) any liability for Taxes in accordance with Section 6.4(d).
“Buyer” will have the meaning set forth in the first paragraph of this Agreement.
“Buyer Certificate” will mean a certificate to the effect that each of the conditions specified in clauses (a) through (c) (insofar as clause (c) relates to Legal Proceedings involving the Buyer) of Section 5.2 is satisfied in all respects.
“CERCLA” will mean the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.
“Claim Notice” will mean written notification which contains (i) a description of the Damages incurred or reasonably expected to be incurred by the Indemnified Party and the Claimed Amount of such Damages, to the extent then known, (ii) a statement that the Indemnified Party is entitled to indemnification under Article VII for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages.
“Claimed Amount” will mean the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party.
“Closing” will mean the closing of the transactions contemplated by this Agreement.
“Closing Date” will mean October 13, 2011.

“Code” will mean the Internal Revenue Code of 1986, as amended.
“Commercial Rules” will mean the Commercial Arbitration Rules of the AAA.
“Controlling Party” will mean the party controlling the defense of any Third Party Action.
“Customer Offerings” will mean (a) the services that the Seller (i) currently provides or makes available to third parties, or (ii) has provided or made available to third parties within the previous four years, and (b) the products (including Software and Documentation) that the Seller (i) currently develops, manufactures, markets, distributes, makes available, sells or licenses to or for third parties, or (ii) has developed, manufactured, marketed, distributed, made available, sold or licensed to or for third parties within the previous six years. A true and complete list of all Customer Offerings is set forth in Section 2.13(c) of the Disclosure Schedule.
“Damages” will mean any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), diminution in value, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation), other than those costs and expenses of arbitration of a Dispute which are to be shared equally by the Indemnified Party and the Indemnifying Party as set forth in Section 7.3(e)(vi) actually incurred.
“Disclosure Schedule” will mean the disclosure schedule provided by the Seller to the Buyer on the date of this Agreement and accepted in writing by the Buyer.
“Dispute” will mean the dispute resulting if the Indemnifying Party in a Response disputes its liability for all or part of the Claimed Amount.
“Documentation” will mean printed, visual or electronic materials, reports, white papers, documentation, specifications, designs, flow charts, code listings, instructions, user manuals, frequently asked questions, release notes, recall notices, error logs, diagnostic reports, marketing materials, packaging, labeling, service manuals and other information describing the use, operation, installation, configuration, features, functionality, pricing, marketing or correction of a product, whether or not provided to end user.
“Employee Benefit Plan” will mean any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.

“Environmental Law” will mean any federal, state or local law, statute, rule, order, directive, judgment, Permit or regulation or the common law relating to the environment, occupational health and safety, or exposure of persons or property to Materials of Environmental Concern, including any statute, regulation, administrative decision or order pertaining to: (i) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Materials of Environmental Concern or documentation related to the foregoing; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release, threatened release, or accidental release into the environment, the workplace or other areas of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (v) transfer of interests in or control of real property which may be contaminated; (vi) community or worker right-to-know disclosures with respect to Materials of Environmental Concern; (vii) the protection of wild life, marine life and wetlands, and endangered and threatened species; (viii) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (ix) health and safety of employees and other persons. As used above, the term “release” will have the meaning set forth in CERCLA.
“ERISA” will mean the Employee Retirement Income Security Act of 1974, as amended.
“Excluded Assets” will mean the following assets of the Seller:
(a) the governing documents, qualifications to conduct business as a foreign limited liability company, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, membership or security transfer books and other documents relating to the organization and existence of the Seller as a limited liability company;
(b) all rights relating to refunds, recovery or recoupment of Taxes;
(c) any of the rights of the Seller under this Agreement or under the Ancillary Agreements;
(d) prepayments by Seller on insurance policies not assumed; and
(e) those assets listed on Schedule 1.1(b);
(f) all cash, short-term investments, deposits, bank accounts and other similar assets;
(g) all trade and other accounts receivable and notes and loans receivable that are payable to the Seller, and all rights to unbilled amounts for products delivered or services provided, together with any security held by the Seller for the payment thereof;
(h) all securities owned by the Seller;
(i) all claims, prepayments, deposits, refunds, causes of action, chooses in action, rights of recovery, rights of setoff and rights of recoupment;
(j) all insurance policies of the Seller, as well as all proceeds which may be payable thereunder; and

(k) all rights of the Seller in and with respect to the assets associated with its Employee Benefit Plans.
“Exploit” will mean develop, design, test, modify, make, use, sell, have made, used and sold, import, reproduce, market, distribute, commercialize, support, maintain, correct and create derivative works of.
“Financial Statements” will mean:
(a)	the consolidated balance sheets and statements of income and cash flows of the Seller as of the end of year ended December 31, 2010; and

(b)	the Most Recent Balance Sheet and the unaudited consolidated statements of income for the nine (9) months ended as of the Most Recent Balance Sheet Date.
“GAAP” will mean United States generally accepted accounting principles.
“Governmental Entity” will mean any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency.
“Indemnified Party” will mean a party entitled, or seeking to assert rights, to indemnification under Article VII.
“Indemnifying Party” will mean the party from whom indemnification is sought by the Indemnified Party.
“Intellectual Property” will mean the following subsisting throughout the world:
(a) Patent Rights;
(b) copyrights, designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors;
(c) mask works and registrations and applications for registration thereof and any other rights in semiconductor topologies under the laws of any jurisdiction;
(d) inventions, invention disclosures, statutory invention registrations, trade secrets and confidential business information, know-how, manufacturing and product processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether patentable or nonpatentable, whether copyrightable or noncopyrightable and whether or not reduced to practice; and
(e) other proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the laws of all jurisdictions).

“Intellectual Property Registrations” means Patent Rights, registered Trademarks, registered copyrights and designs, mask work registrations and applications for each of the foregoing.
“Internal Systems” will mean the Software and Documentation and the computer, communications and network systems (both desktop and enterprise-wide), laboratory equipment, reagents, materials and test, calibration and measurement apparatus used by the Seller in its business or operations or to develop, manufacture, fabricate, assemble, provide, distribute, support, maintain or test the Customer Offerings, whether located on the premises of the Seller or hosted at a third party site. All Internal Systems that are material to the business of the Seller is listed and described in Section 2.13(c) of the Disclosure Schedule.
“Lease” will mean any lease or sublease pursuant to which the Seller leases or subleases from another party any real property.
“Legal Proceeding” will mean any action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator.
“Materials of Environmental Concern” will mean any: pollutants, contaminants or hazardous substances (as such terms are defined under CERCLA), pesticides (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other material (or article containing such material) listed or subject to regulation under any law, statute, rule, regulation, order, Permit, or directive due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings.
“Member” will have the meaning ascribed in the preamble to this Agreement.
“Most Recent Balance Sheet” will mean the unaudited consolidated balance sheet of the Seller as of the Most Recent Balance Sheet Date.
“Most Recent Balance Sheet Date” will mean September 30, 2011.
“Net Income” means Revenue minus cost of revenue and operating expenses as detailed in the 2012 Plan, as set forth on Schedule 1.7
“Non-controlling Party” will mean the party not controlling the defense of any Third Party Action.
“Ordinary Course of Business” will mean the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount).
“Parties” will mean the Buyer and the Selling Parties.
“Patent Rights” will mean all patents, patent applications, utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations).

“Permits” will mean all permits, licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights issued by or obtained from any Governmental Entity (including those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property).
“Post-Closing Tax Period” has the meaning set forth in Section 6.4(d).
“Pre-Closing Tax Period” has the meaning set forth in Section 6.4(d).
“Promissory Note” has the meaning set forth in Section 1.4(b)(vii).
“Purchase Price” will mean the purchase price to be paid by the Buyer for the Acquired Assets.
“Reasonable Best Efforts” will mean best efforts, to the extent commercially reasonable.
“Response” will mean a written response containing the information provided for in Section 7.3(c).
“Restricted Employee” will mean any person who either (i) was an employee of the Buyer on either the date of this Agreement or the Closing Date or (ii) was an employee of the Seller on either the date of this Agreement or the Closing Date and received an employment offer from the Buyer within five business days following the Closing Date.
“Retained Liabilities” will mean any and all liabilities or obligations (whether known or unknown, absolute or contingent, liquidated or unliquidated, due or to become due and accrued or unaccrued, and whether claims with respect thereto are asserted before or after the Closing) of the Seller which are not Assumed Liabilities. The Retained Liabilities will include, without limitation, all liabilities and obligations of the Seller:
(a) for income, transfer, sales, use or other Taxes arising in connection with the consummation of the transactions contemplated by this Agreement (including any income Taxes arising as a result of (i) the transfer by the Seller to the Buyer of the Acquired Assets, (ii) any deemed transfer by a subsidiary of the Seller of its assets pursuant to an election under Section 338(h)(10) of the Code, (iii) the Seller having an “excess loss account” (within the meaning of Treasury Regulation §1.1502-19) in the stock of any Subsidiary of the Seller, or (iv) the Seller having deferred gain on any “deferred intercompany transaction” (within the meaning of Treasury Regulation §1.1502-13));
(b) for costs and expenses incurred in connection with this Agreement or the consummation of the transactions contemplated by this Agreement;
(c) under this Agreement or the Ancillary Agreements;

(d) for any Taxes, including deferred taxes or taxes measured by income of the Seller earned prior to the Closing, any liabilities for federal or state income tax and FICA taxes of employees of the Seller which the Seller is legally obligated to withhold, any liabilities of the Seller for employer FICA and unemployment taxes incurred, and any liabilities of the Seller for sales, use or excise taxes or customs and duties;
(e) under any agreements, contracts, leases or licenses which are listed on Schedule 1.1(b);
(f) arising prior to the Closing under the Assigned Contracts, and all liabilities for any breach, act or omission by the Seller prior to the Closing under any Assigned Contract;
(g) for repair, replacement or return of products manufactured or sold prior to the Closing or, with respect to the projects listed on Schedule 6.3(c), after the Closing;
(h) related to any warranty claims made by third parties related to products or services provided by the Seller prior to the Closing, or with respect to the projects listed on Schedule 6.3(c), after the Closing;
(i) arising out of events, conduct or conditions existing or occurring prior to the Closing that constitute a violation of or non-compliance with any law, rule or regulation (including Environmental Laws), any judgment, decree or order of any Governmental Entity, or any Permit or that give rise to liabilities or obligations with respect to Materials of Environmental Concern;
(j) to pay severance benefits to any employee of the Seller whose employment is terminated (or treated as terminated) in connection with the consummation of the transactions contemplated by this Agreement, and all liabilities resulting from the termination of employment of employees of the Seller prior to the Closing that arose under any federal or state law or under any Employee Benefit Plan established or maintained by the Seller;
(k) to indemnify any person or entity by reason of the fact that such person or entity was a director, officer, employee, or agent of the Seller or was serving at the request of the Seller as a partner, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise);
(l) injury to or death of persons or damage to or destruction of property occurring prior to the Closing (including any workers compensation claim);
(m) for medical, dental and disability (both long-term and short-term benefits), whether insured or self-insured, owed to employees or former employees of the Seller based upon (A) exposure to conditions in existence prior to the Closing or (B) disabilities existing prior to the Closing (including any such disabilities which may have been aggravated following the Closing);
(n) for benefits under any Seller Plan

“Revenue” means the revenue recognized in accordance with GAAP by Buyer from the provision of energy efficiency services by the Cromwell, Connecticut energy efficiency division.
“Security Interest” will mean any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) mechanic’s, materialmens’, and similar liens, (ii) liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar legislation and (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business of the Seller and not material to the Seller.
“Seller” will have the meaning set forth in the first paragraph of this Agreement.
“Selling Parties” will have the meaning set forth in the first paragraph of this Agreement.
“Seller Certificate” will mean a certificate to the effect that each of the conditions specified in clauses (a) through (i) (insofar as clause (d) relates to Legal Proceedings involving the Seller) of Section 5.1 is satisfied in all respects.
“Seller Intellectual Property” will mean will the Seller Owned Intellectual Property and the Seller Licensed Intellectual Property.
“Seller Licensed Intellectual Property” will mean all Intellectual Property that is licensed to the Seller by any third party.
“Seller Material Adverse Effect” will mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on, (i) the business, assets, liabilities, capitalization, prospects, condition (financial or other), or results of operations of the Seller, or (ii) the ability of the Buyer to operate the business of the Seller immediately after the Closing. For the avoidance of doubt, the parties agree that the terms “material”, “materially” or “materiality” as used in this Agreement with an initial lower case “m” will have their respective customary and ordinary meanings, without regard to the meaning ascribed to Seller Material Adverse Effect.
“Seller Owned Intellectual Property” will mean all Intellectual Property owned or purported to be owned by the Seller, in whole or in part.
“Seller Plan” will mean any Employee Benefit Plan maintained, or contributed to, by the Seller or any ERISA Affiliate.
“Seller Registrations” will mean Intellectual Property Registrations that are registered or filed in the name of the Seller, alone or jointly with others.
“Shares” will mean any shares of the Buyer’s common stock issued to the Seller pursuant to the terms of this Agreement.
“Subsidiary” will mean any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which the Seller (or another Subsidiary) holds stock or other ownership interests representing (a) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

“Taxes” will mean any and all taxes, charges, fees, duties, contributions, levies or other similar assessments or liabilities in the nature of a tax, including, without limitation, income, gross receipts, corporation, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, estimated, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, national insurance, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, windfall profits, customs duties, franchise and other taxes of any kind whatsoever imposed by the United States of America or any state, local or foreign government, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items or any contest or dispute thereof.
“Tax Returns” will mean any and all reports, returns, declarations, or statements relating to Taxes, including any schedule or attachment thereto and any related or supporting work papers or information with respect to any of the foregoing, including any amendment thereof.
“Third Party Action” will mean any suit or proceeding by a person or entity other than a Party for which indemnification may be sought by a Party under Article VII.
“Trademarks” will mean all registered trademarks and service marks, logos, Internet domain names, corporate names and doing business designations and all registrations and applications for registration of the foregoing, common law trademarks and service marks and trade dress.
ARTICLE X
MISCELLANEOUS
10.1 Press Releases and Announcements. No Party will issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party. However, any Party may make any public disclosure it believes in good faith is required by applicable law, regulation or stock market rule.
10.2 No Third Party Beneficiaries. This Agreement will not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.
10.3 Entire Agreement. This Agreement (including the documents referred to in this Agreement) constitutes the entire agreement between the Parties and, with one exception, supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, with respect to the subject matter hereof, including, without limitation, that certain letter of intent dated September 26, 2011. The Confidentiality Agreement dated July 20, 2011 between the Buyer and the Seller will remain in effect in accordance with its terms.

10.4 Succession and Assignment. This Agreement will be binding upon and inure to the benefit of the Parties named in this Agreement and their respective successors and permitted assigns. The Buyer may not assign either this Agreement or any of its rights, interests, or obligations under this Agreement without the prior written approval of the Seller. None of the Selling Parties may assign either this Agreement or any of its rights, interests, or obligations under this Agreement without the prior written approval of the Buyer. Any attempted assignment in contravention of this provision will be void.
10.5 Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. This Agreement may be executed by facsimile signature or electronic signature.
10.6 Headings. The section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.
10.7 Notices. All notices, requests, demands, claims, and other communications under this Agreement will be in writing. Any notice, request, demand, claim, or other communication under this Agreement will be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to any Selling Party:	Copy to:

Northeast Energy Solutions LLC	Michael Boiczyk, Esq.
2 Alcap Ridge	Weber and Carrier, LLP
Cromwell, CT 06416	24 Cedar Street New Britain, CT 01052

If to the Buyer:	Copy to:

World Energy Solutions, Inc.	Jeffrey Swaim, Esq.
446 Main Street	Mirick O’Connell
Worcester, MA 01608	100 Front Street
Attn: General Counsel	Worcester, MA 01608

Any Party may give any notice, request, demand, claim, or other communication under this Agreement using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication will be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Each Party may change the address to which notices, requests, demands, claims, and other communications under this Agreement are to be delivered by giving the other Parties notice in the manner set forth in this Agreement.
10.8 Governing Law. This Agreement (including the validity and applicability of the arbitration provisions of this Agreement, the conduct of any arbitration of a Dispute, the enforcement of any arbitral award made under this Agreement and any other questions of arbitration law or procedure arising under this Agreement) will be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts , without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the.
10.9 Amendments and Waivers. The Buyer and the Seller may mutually amend any provision of this Agreement at any time prior to the Closing. No amendment of any provision of this Agreement will be valid unless the same will be in writing and signed by each of the Buyer and the Seller. No waiver by any Party of any right or remedy under this Agreement will be valid unless the same will be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation, or breach of warranty or covenant under this Agreement will be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant under this Agreement or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
10.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability will have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified.
10.11 Expenses. Except as set forth in Article VII, each Party will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.
10.12 Submission to Jurisdiction. Each Party (a) submits to the jurisdiction of any state or federal court sitting in the Commonwealth of Massachusetts in any action or proceeding arising out of or relating to this Agreement or the Ancillary Agreements (including any action or proceeding for the enforcement of any arbitral award made in connection with any arbitration of a Dispute under this Agreement), (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) waives any claim of inconvenient forum or other challenge to venue in such court, (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or the Ancillary Agreements in any other court and (e) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement or the Ancillary

Agreements; provided in each case that, solely with respect to any arbitration of a Dispute, the Arbitrator will resolve all threshold issues relating to the validity and applicability of the arbitration provisions of this Agreement, contract validity, applicability of statutes of limitations and issue preclusion, and such threshold issues will not be heard or determined by such court. Each party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 10.7, provided that nothing in this Section 10.12 will affect the right of either Party to serve such summons, complaint or other initial pleading in any other manner permitted by law.
10.13 Specific Performance. Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement (including Sections 6.1, 6.2 and 6.3) are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party agrees that each other Party will be entitled to an injunction or other equitable relief to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity. Notwithstanding the foregoing, the Parties agree that if a Dispute is submitted to arbitration in accordance with Section 7.3(d) and Section 7.3(e), then the foregoing provisions of this Section 10.13 will not apply to such Dispute, and the provisions of Section 7.3(d) and Section 7.3(e) will govern availability of injunctive relief, specific performance or other equitable relief with respect to such Dispute.
10.14 Construction.
(a) The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Party.
(b) Any reference to any federal, state, local, or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.
(c) Any reference to any Article, Section, paragraph, schedule, or exhibit will be deemed to refer to an Article, Section, paragraph, schedule or exhibit of this Agreement, unless the context clearly indicates otherwise.

Executed under seal as of the date first above written.

Buyer:

World Energy Solutions, Inc.

By:	/s/ Philip V. Adams

Philip V. Adams, President and COO

Seller:

Northeast Energy Solutions, LLC

By:	/s/ Robert Boissonneault

Robert Boissonneault, its Managing Member

Members:
/s/ Robert Boissonneault

Robert Boissonneault
/s/ Michael Santangelo

Michael Santangelo
/s/ Rick Galipeau

Rick Galipeau

Exhibits

Exhibit A	Bill of Sale
Exhibit B	Assignment and Assumption Agreement
Exhibit C	Promissory Note
Exhibit D	Landlord Estoppel Certificate

Schedules

Schedule 1.1(b)	Excluded Assets
Schedule 1.6	Allocation of Purchase Price
Schedule 1.7	2012 Plan
Schedule 6.3(c)	Retained Projects
Schedule 6.10	Vehicles
Disclosure Schedule

GENERAL BILL OF SALE
REFERENCE is made to the Asset Purchase Agreement dated of even date herewith (the “Agreement”) by and among World Energy Solutions, Inc., a Delaware Corporation (the “Buyer”), Northeast Energy Solutions, LLC, a Connecticut limited liability company (the “Seller”) and Robert Boissonneault, Michael Santangelo, and Richard Galipeau, being all the members of the Seller Capitalized terms not otherwise defined herein shall have the meaning given to them in the Agreement.
FOR VALUE RECEIVED pursuant to the Agreement, Seller, for itself and its successors and assigns, does hereby sell, convey, assign, transfer and deliver to and vest in Buyer and its successors and assigns all right, title and interest in and to all of the Acquired Assets (collectively, the “Assets”).
Seller warrants that Seller hereby transfers to Buyer good, valid and transferable title to all of its Assets, free and clear of all liens, encumbrances, restrictions, agreements and adverse claims of every kind, nature and description, and agrees to defend such title.
Seller further covenants and agrees that, from time to time after the delivery of this instrument, at Buyer’s request and without further consideration, Seller will do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all such further acts, conveyances, transfers, assignments, deeds, documents and assurances as reasonably may be requested by Buyer more effectively to convey to, transfer to and vest in Buyer all right, title and interest in and to any of the Assets transferred or assigned hereunder.
Nothing contained in this General Bill of Sale shall supersede, modify, limit, eliminate or otherwise affect any of the representations and warranties, covenants, agreements or indemnities set forth in the Agreement. This General Bill of Sale is executed and delivered pursuant to the terms of the Agreement, and nothing herein shall be construed to modify, terminate or merge any rights any party thereto may have pursuant to the terms thereof. In the event of any inconsistency or conflict between the terms of the Agreement and the terms of this General Bill of Sale, the terms of the Agreement shall prevail.
This General Bill of Sale shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts without regard to its conflict of laws provisions.
IN WITNESS WHEREOF, Seller has executed this General Bill of Sale as an instrument under seal as of this 13th day of October, 2011.

WITNESSED BY:	Northeast Energy Solutions, LLC

By:

Signature		Robert Boissonneault, its Managing Member

Printed Name of Witness

ASSIGNMENT AND ASSUMPTION OF CONTRACTS
This Assignment and Assumption of Contracts (this “Assignment”) dated as of October 13, 2011 (the “Effective Date”) is by and between Northeast Energy Solutions, LLC (“Assignor”) and World Energy Solutions, Inc. (“Assignee”).
RECITALS
Assignor, as seller, and Assignee, as buyer, are parties to an Asset Purchase Agreement dated as of October 13, 2011 (the “P&S”). Capitalized terms used but not defined in this Assignment have the meanings ascribed in the P&S.
Assignor desires to assign all of its right, title and interest in and to all of the contracts set forth on Schedule 1 attached to this Assignment (collectively, the “Contracts”) to Assignee and Assignee desires to acquire all of Assignor’s right, title and interest in and to the Contracts.
TERMS OF AGREEMENT
For and in consideration of the recitals set forth above, and the covenants and agreements set forth below and other valuable consideration, the receipt of which is hereby acknowledged, Assignor and Assignee agree as follows:
1. Assignment. Assignor hereby assigns, sets over and transfers to Assignee all of Assignor’s right, title and interest in the Contracts. Assignor hereby represents that the Contracts previously delivered to Assignee are complete, accurate and true copies of the Contracts, including all amendments.
2. Assumption. Assignee hereby assumes and agrees to perform, fulfill and observe all of the covenants, agreements, obligations and liabilities of Assignor under the Contracts arising on and after the Effective Date. Assignor agrees to pay, perform, fulfill and observe all of the covenants, agreements, obligations and liabilities prior to the Effective Date.
3. Assignee Indemnification. Assignee agrees to indemnify and hold Assignor harmless from and against all loss, cost, damage and expense, including, without limitation, reasonable attorneys’ fees, arising out of any act, omission or default by Assignee under the Contracts arising after the Effective Date.
4. Assignor Indemnification. Assignor agrees to indemnify and hold Assignee harmless from and against all loss, cost, damage and expense, including, without limitation, reasonable attorneys’ fees, arising out of any act, omission or default by Assignor under the Contracts arising before the Effective Date.
5. Notices. All notices, demands, requests and other communications necessary or desirable under this Assignment shall be in writing and shall be deemed properly served if sent, by United States mail, postage prepaid, registered or certified mail, return receipt requested, or national overnight express courier service, addressed as follows:

(a)	If intended for Assignor:

Northeast Energy Solutions LLC 2 Alcap Ridge Cromwell, CT 06416

With a copy to:

Michael Boiczyk, Esq. Weber and Carrier, LLP 24 Cedar Street New Britain, CT 01052

(b)	If intended for Assignee:

World Energy Solutions, Inc. 446 Main Street Worcester, MA 01608 Attn: General Counsel

With a copy to:

Jeffrey Swaim, Esq. Mirick O’Connell 100 Front Street Worcester, MA 01608
or at such other address or to such other individual as the party entitled to receive notices shall designate to the other in writing. Any notice shall be effective upon actual receipt or the date of the refusal by the addressee to accept delivery of such notice.
6. Binding Effect. The provisions of this Assignment are binding on and inure to the benefit of Assignor, its successors and assigns, and Assignee, its successors and assigns.
7. Headings. The section headings used in this Assignment are for reference and convenience only and shall not be used in the interpretation of this Assignment.
8. Counterparts. This Assignment may be signed in several counterparts, each of which is an original, but all of which constitute a single instrument.

EXECUTED under seal as of the date first written above.

Assignor:

Northeast Energy Solutions, LLC

By:

Robert Boissonneault, Managing Member

Assignee:

World Energy Solutions, Inc.

By:

Philip V. Adams, President and COO

Schedule 1

1.	Lease Dated as of September 1, 2010 for premises located at 2 Alcap Ridge, Cromwell, CT approximately 4,120 square feet of space.

PROMISSORY NOTE

Maturity Date: December 28, 2012	Principal Amount: $3,000,000
FOR VALUE RECEIVED, World Energy Solutions, Inc. a Delaware corporation having a principal place of business at 446 Main St., Worcester, MA 01608 (the “Maker”), promises to pay to the order of Northeast Energy Solutions, LLC (the “Payee”), a Connecticut limited liability company having a principal place of business at 2 Alcap Ridge, Cromwell, Connecticut 06416, pursuant to the terms and conditions of the Asset Purchase Agreement dated of even date herewith to which Maker and Payee are parties (the “Asset Purchase Agreement”), the principal sum of THREE MILLION DOLLARS ($3,000,000), subject to set-off as set forth below, together with interest on the unpaid principal balance of such sum from the date hereof at the rates and terms hereinafter provided, computed on the basis of a 360-day year at the Note Rate and together with all costs of collection, including a reasonable attorneys’ fee, incurred in any action to collect this Note.
The Note Rate is five percent (5.0%) interest per year; provided that upon the occurrence of an Event of Default under this Note or after maturity, the Note Rate shall increase to seven percent (7%) per year (the “Post Maturity Rate”).
Except as otherwise provided below, on each of, July 2, 2012, October 1, 2012, and December 28, 2012 (each, a “Payment Date”), the Maker shall pay Payee, in lawful money of the United States by check payable to Payee and delivered to the Payee’s address stated above or at such other place as the Payee may designate, $1,000,000 of the unpaid principal amount of this Note, together with the accrued but unpaid interest on the unpaid principal balance of this Note (each such payment of principal and interest, a “Cash Payment”); provided that in lieu of receiving a Cash Payment, the Payee, by written notice delivered to the Maker no less than five days prior to the applicable Payment Date, may instruct the Maker to issue and deliver to the Payee, or to such designees as instructed by Payee, such number of shares of the Maker’s common stock as is equal in value to the amount of the applicable Cash Payment. For the purposes of determining the number of shares to be issued to the Payee in lieu of a Cash Payment, the per share price of the Maker’s common stock shall be equal to the volume weighted average price of the Maker’s common stock on the NASDAQ Capital Market for the thirty (30) day consecutive trading days immediately preceding the applicable Payment Date.
Notwithstanding anything to the contrary in this Note, if the Maker has delivered to Payee one or more Claim Notices (as defined in the Asset Purchase Agreement) on or before December 28, 2012, then Maker, if not already paid, may withhold so much of the final $1,000,000 payment of principal otherwise due Maker on December 28, 2012 (the “Final Payment”) as may be reasonably required to satisfy the Claimed Amount in such Claim Notice(s) until such time as the indemnification claim(s) that is the subject of such Claim Notice(s) is finally resolved. Maker may set-off from the Final Payment, the aggregate amount of any and all Damages (as defined in the Asset Purchase Agreement) that Payee must indemnify Maker for with respect to any and all claims that are the subject of any Claim Notices delivered to the Payee by the Maker on or before December 28, 2012. Notwithstanding anything to the contrary in this Note, Maker’s withholding and, if applicable, set-off, of the Final Payment pursuant to the terms of this paragraph will not constitute an Event of Default or other breach of this Promissory Note. Additionally, if any portion of the Final Payment is withheld by Maker pursuant to the terms of this paragraph, no interest shall accrue on such portion of the Final Payment from December 28, 2012 until the date all claims that are subject to Maker’s Claim Notice(s) delivered to Payee on or before December 28, 2012 are finally resolved. Maker shall pay to Payee any portion of the Final Payment not used to pay a Claim Notice.

While this Note remains outstanding, if the Maker raises in excess of $10,000,000 in a single equity financing, the Maker shall immediately pay the Payee in cash an amount equal to 10% of the aggregate amount of funds raised in such financing, up to a maximum of the sum of the unpaid principal balance and accrued but unpaid interest due on this Note as of the closing date of such financing (an “Accelerated Payment”). An Accelerated Payment will be applied first against the $1,000,000 payment of unpaid principal due December 281, 2012 to the extent not already paid, then to the $1,000,000 payment of principal due on October 1, 2012 to the extent not already paid, then to the $1,000,000 payment due on July 2, 2012 to the extent not already paid, and then to any accrued but unpaid interest on the Note.
While no Event of Default exists, and except as otherwise provided above with respect to an Accelerated Payment, each payment under this Note will be applied first to interest then due, and then to principal due. When an Event of Default exists any payments will be applied to interest and/or principal as determined by the Payee in its sole discretion.
The Maker may, at any time and without penalty, prepay any part or all of the unpaid principal balance of this Note.
The occurrence of any one or more of the following events is an Event of Default under this Note:
(i) Failure of the Maker to pay, perform or observe any of its obligations contained in this Note within seven (7) days of receipt of written notice thereof from Payee; or
(ii) upon default by the Maker in the performance of any its obligations, covenants or agreements contained in the Asset Purchase Agreement for a period of seven (7) days after receipt of written notice thereof from Payee; or
(iii) The termination of existence of the Maker or the involvement of the Maker in any financial difficulties as evidenced by:
(a)	an assignment for the benefit of its creditors; or

(b)	the appointment of a receiver, trustee, custodian, liquidator or conservator of it or its assets not vacated or set aside within sixty (60) days; or

(c)	the commencement by it of proceedings under any federal or state law relating to bankruptcy, insolvency or relief of debtors; or

(d)	the commencement against it of proceedings under any federal or state law relating to bankruptcy, insolvency or relief of debtors if the proceedings are not dismissed within sixty (60) days after the date on which commenced;
If an Event of Default occurs, the Payee may, to the extent permitted by law and without notice to the Maker, declare the unpaid principal balance and accrued interest to be due immediately without notice, presentment, demand, protest, notice of intent to accelerate, notice of acceleration and all other notices of every kind in connection with the delivery, acceptance, performance or enforcement of this Note all of which are expressly waived. No course of dealing by the Payee and no delay in exercising any right under this Note will operate as a waiver by the Payee of its rights, and a waiver of a right on one occasion may not be construed as a waiver of the right on a future occasion. No delay or omission on the part of the Holder in exercising any right hereunder shall operate as a waiver of such right or of any other right of the Holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion.

WAIVER: IN THE EVENT THAT THE MAKER FILES A PETITION UNDER THE BANKRUPTCY CODE OR UNDER ANY OTHER SIMILAR FEDERAL OR STATE LAW, THE MAKER UNCONDITIONALLY AND IRREVOCABLY AGREES THAT THE PAYEE SHALL BE ENTITLED, AND THE MAKER HEREBY UNCONDITIONALLY AND IRREVOCABLY CONSENTS, TO RELIEF FROM THE AUTOMATIC STAY SO AS TO ALLOW THE PAYEE TO EXERCISE ITS RIGHTS AND REMEDIES UNDER THIS NOTE OR ANY LOAN DOCUMENT. IN SUCH EVENT, THE MAKER HEREBY AGREES THAT IT SHALL NOT, IN ANY MANNER, OPPOSE OR OTHERWISE DELAY ANY MOTION FILED BY THE PAYEE FOR RELIEF FROM THE AUTOMATIC STAY. THE PAYEE’S ENFORCEMENT OF THE RIGHT GRANTED HEREIN FOR RELIEF FROM THE AUTOMATIC STAY IS SUBJECT TO THE APPROVAL OF THE BANKRUPTCY COURT IN WHICH THE CASE IS THEN PENDING.
THIS NOTE SHALL REMAIN IN FULL FORCE AND EFFECT, WITHOUT ABATEMENT, UNTIL THE LIABILITIES OF THE MAKER TO PAYEE UNDER THIS NOTE ARE PAID IN FULL AND/OR PERFORMED TO PAYEE’S FULL SATISFACTION, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE UNDERSIGNED THAT THIS NOTE SHALL CONTINUE TO BE EFFECTIVE OR SHALL BE REINSTATED, AS THE CASE MAY BE, IF AT ANY TIME PAYMENT IN WHOLE OR IN PART, OF ANY SUMS DUE TO PAYEE OR ANY SUBSEQUENT HOLDER OF THIS NOTE ARE RESCINDED OR MUST OTHERWISE BE RESTORED OR RETURNED BY THE PAYEE OR ANY SUBSEQUENT HOLDER OF THIS NOTE UPON THE INSOLVENCY, BANKRUPTCY, DISSOLUTION, LIQUIDATION OR REORGANIZATION OF THE MAKER.
MAKER WAIVES TRIAL BY JURY IN ANY COURT IN ANY SUIT, ACTION OR PROCEEDING OR IN ANY MATTER ARISING IN ANY WAY RELATED TO THIS NOTE OR THE DEBT EVIDENCED BY THIS NOTE, AND/OR IN ANY WAY RELATED TO THE ENFORCEMENT OF ANY OF PAYEE’S OR ANY SUBSEQUENT HOLDER’S RIGHTS AND REMEDIES, HEREBY ACKNOWLEDGING THAT IT MAKES THIS WAIVER KNOWINGLY, VOLUNTARILY AND ONLY AFTER CONSIDERATION OF THE RAMIFICATIONS OF THIS WAIVER WITH ITS ATTORNEY(S).
The Maker and Payee entered into a certain Asset Purchase Agreement dated of even date herewith under which the Maker agreed to purchase and the Payee agreed to sell, among other matters, substantially all of the business assets of Payee (the “Acquired Assets”). This Note represents a part of the purchase price under the said Asset Purchase Agreement. Except as otherwise set forth in said Asset Purchase Agreement, the Maker has fully and thoroughly examined, investigated and inspected to its full satisfaction, and is relying upon its own investigation, examination and inspection as to the physical nature and condition of the Acquired Assets financed hereunder. Except as may otherwise be provided for in said Asset Purchase Agreement, the Maker shall make no claims and waive any and all claims with respect to the Assets.
This Note shall bind the successors and assigns of each party and all endorsers hereto and shall inure to the benefit of the Payee, its successor and assigns.

This Note may not be modified or terminated orally.
If any term or provision of this Note, or any portion of any such term or provision, shall be held invalid or against public policy, or if the application of the same to any person or circumstance is held invalid or against public policy, then, the remainder of this Note (or the remainder of such term or provision) and the application thereof to other persons or circumstances shall not be affected thereby and shall remain valid and in full force and effect to the fullest extent permitted by law.
This Note shall be governed by the laws of the Commonwealth of Massachusetts, and shall take effect as an instrument under seal.
This Note will be interpreted and construed under the laws of the Commonwealth of Massachusetts and will be considered to have been made, executed and performed in Massachusetts. All claims, disputes and other matters in question arising out of this agreement will be decided by proceedings instituted and litigated in a court of competent jurisdiction sitting in Massachusetts.
EXECUTED as a sealed instrument as of the 13th day of October, 2011.

World Energy Solutions, Inc.

By:

Witness		Name: Philip V. Adams
Title: President and COO

LANDLORD ESTOPPEL CERTIFICATE
DATE: October 13, 2011

TO:	World Energy Solutions, Inc. 446 Main St. Worcester, MA 01608
RE: 2 Alcap Ridge, Cromwell, CT 06416 (the “Property”)
Gentlemen:
The undersigned is the landlord of approximately 4,120 square feet of space (the “Leased Premises”) at the Property pursuant to a lease between the undersigned, as landlord, and Northeast Energy Solutions, LLC, as tenant (the “Tenant”), effective September 1, 2010 (the “Lease”). The undersigned understands and agrees that World Energy Solutions, Inc. may rely on this letter.
The undersigned hereby certifies as follows:
1.	The Lease is in full force and effect and has not been modified, amended or supplemented in any way:

2.	There are no other representations, warranties, agreements, concessions, commitments, or other understandings between the undersigned and the Tenant regarding the Property other than as set forth in the Lease.

3.	The commencement date of the term of the Lease is five years and the term of the Lease will expire on November 30, 2015.

4.	Basic rent is currently $19,572 per annum, payable in equal monthly installments on or before the first day of each month at the rate of $1,631 per month. All rent and other sums due Landlord under the Lease due as of October 1, 2011 have been paid. The Tenant has paid in full all other sums presently due and payable under the Lease.

5.	The Tenant has possession of and is occupying the Leased Premises. The undersigned has completed and delivered, and the Tenant has accepted, the Leased Premises in the condition required by the Lease. All improvements and work required under the Lease to be made by the Landlord and all parking rights facilities required under the Lease to be furnished to the Leased Premises have been completed.

6.	Tenant has not assigned its interest in the Lease. The Premises, nor any portion thereof, has been sublet to any party.

9.	To the best of the undersigned’s knowledge, the Tenant is not in default under any of the requirements, provisions, terms, conditions or covenants of the Lease to be performed or complied with by the Tenant, and no event has occurred or situation exists which would, with the passage of time and/or the giving of notice, constitute a default by the Tenant under the Lease.

10.	Any and all approvals required under the Lease, if any, have been given and remain in full force and effect.

11.	The Tenant is not in default under any of the terms, conditions, or covenants of the Lease to be performed or complied with by the Tenant, and no event has occurred or situation exists which would, with the passage of time and/or the giving of notice, constitute a default by the Tenant under the Lease.

12.	On the date of this Landlord Estoppel Certificate, there are no existing defenses, offsets, claims, or credits against and the payment of rent or the performance of the undersigned’s obligations under the Lease.

13.	The Tenant has paid to the undersigned a security deposit of $1,631.
Very truly yours,

Alcap Associates, LLC

By:

Name:

Title: